Exhibit 10.11

CONTRACT

Contract No.:JA-CROWN20061219

Party A: (Seller)	Party B: (Buyer)

JingAo Solar Co., Ltd	Crown Renewable Energy, LLC

Add: JingAo Solar Co., Ltd.	Add: 33278 Central Ave, #102 Union City,
Jinglong Industrial Park,	Ca 94587 United States of America
Jinglong Street
Ningjin County, Hebei Province 055550
China

This contract is made by and between Party A and Party B, and the Buyer agrees to buy and the Seller agrees to sell the under-mentioned commodity subject to the terms and conditions as stipulated hereinafter:

1.	Party A will sell Party B the commodity according to the following terms and conditions:

1.1	Name of Commodity: 125 mm X 125 mm Mono-crystalline Solar Cells (See the specifications in Appendix 1).

1.2	Quality Requirement: Each cell’s efficiency must be equal to or greater than 15.5% AND each cell’s power must be equal to or greater than 2.32 watt.

1.3	Unit price: USD2.95/watt for Q1&Q2, 2007 CIF Hong Kong. Pricing for the following every 6 months will be discussed by both parties before the end of each 6 months term and prices can be adjusted accordingly.

1.4	Delivery Time: within last 3 days of each month (the 28th-31st).

1.5	Delivery Schedule and Quantity:

Delivery Schedule

2007	10MW	Watts	Pc @ 2.4w/pp
2008	15MW	Watts	Pc @ 2.4w/pp
2009	20MW	Watts	Pc @ 2.4w/pp

2007

January		July	1MW
Febuary	0.5MW	August	1MW
March	0.5MW	September	1MW
April	1MW	October	1MW
May	1MW	November	1MW
June	1MW	December	1MW

1.5a	Beginning delivery scheduled for April 2007 may be moved up 30 days to a March delivery if customer submits order in writing 45 days prior to delivery date. In turn the first shipment may also be postponed if submitted in writing 30 days prior to scheduled delivery date. In both events delivery schedule would remain at 1.7MW per month through the end of 2007.

1.6	Packaging and Labeling:

Package should be strong enough to suit long distance transportation.

1.7	Payment Term:

Buyer shall make payment for the Goods by T/T in advance, or at sight letter of credit is also sufficient. Net 30 Term will be extended to Buyer after Q2 2007 provided the Buyer establishes a positive payment history and upon review of account. Payment terms can be also be discussed and decided on annually by both parties.

2.	Quality or quantity discrepancy:

2.1	Quality Requirement: The cells supplied by the Seller must be accorded with the standard GB12632-90; and the power tolerance is ±5%.

2.2	The Seller shall guarantee that the commodity are brand new, unused and correspond in all respects with the quality, specifications and performance as stipulated in this contract and the appendix 1. After receiving the products, if quality problem found, the buyer should claim within thirty work days, the seller should give compensation to the buyer with payment or replace them with good quality products within thirty work days after buyer’s defect notice. If quantity discrepancy found, the buyer should claim within thirty work days, seller should compensate with the agreed amount of products within thirty work days after buyer’s defect notice. If broken cells are over 2% of total quantity of each shipment, the buyer should claim within thirty work days, the seller should give compensation for the quantity of beyond 2% to the buyer with payment or replace them with good quality products within thirty work days after buyer’s defect notice.

3.	Late Shipment and Penalty:

Should the seller fail to make delivery on time as stipulated in the contract, with exception of Force Majeure clauses specified in this contract, the seller agree to pay a penalty which shall be deducted by the paying bank from the payment without negotiation. The penalty, however, shall not exceed 5% of the total value of the goods involved in the late delivery. The rate of penalty is charged at 0.5% of the total value of the goods involved in the late delivery for one day. In case the seller fail to make delivery four weeks later than the time of shipment stipulated in the contract, the buyer shall have the right to terminate or cancel the contract and the seller, in spite of the termination or cancellation, shall still pay the aforesaid penalty to the buyer without delay.

4.	Termination:

If any one of the Parties shall fail to fulfill one or more terms under this contract, the other party may at any time have the right to terminate this contract by not less than fifteen days’ written notice to one party specifying any such breach. If such breach is not cured within fifteen days period, the one party shall terminated the agreement without any further notice.

5.	Arbitration:

All dispute in connection with this contract or the execution there of shall be settled through friendly negotiations between two parties. In event that no settlement can be reached, the case under disputes may then be submitted to one Trade Arbitration Commission agreed by both parties for Promotion of international Trade for adoration. The decision made by this Commission shall be regarded as final and is binding upon both parties. The fees for arbitration shall be borne by the losing party.

6.	Force Majeure:

Either party shall not be held responsible for failure or delay to perform all or any part of this agreement due to flood, fire, earthquake, draught, war or any other events which could not be predicted, controlled, avoided or overcome by the relative party. However, the party affected by the event of Force Majeure shall inform the other party of its occurrence in writing as soon as possible and thereafter send a certificate of the event issued by the relevant authorities to the other party within fifteen days after its occurrence.

7.	Contract Period:

This contract is valid from the contract being signed by both parties to December,2011. And both parties have the option to renew this contract for another Contract Period two months prior to this contract expiry. The price and terms for the renewed contract will be negotiated.

8.	Others

This Contract is executed in two counterparts in English, which shall deem equally authentic. This Contract is in two copies, effective since being signed/sealed by both parties.

Party A :	Party B :

JingAo Solar Co., Ltd	Crown Renewable Energy, LLC

Name: Yan Huaijin	Name: Nell D. Lahey

Title: CEO	Title: Chief Executive Officer

/s/ Yan Huaijin	/s/ Nell D. Lahey

Date:	Date: January 15, 2007

Appendix 1

Cell Dimensions: 125mm×125mm

Area: 146.57cm2

Conversion Efficiency	Pmpp Average	Uoc Average	Isc Average	Rs Average	FF Average	Ncell Average
17.5-17.6%	2.60	0.6232	5.3769	0.0065	77.703	0.1755
17.4-17.5%	2.59	0.6228	5.3643	0.0066	77.549	0.1745
17.3-17.4%	2.58	0.6226	5.339	0.0066	77.51	0.1735
17.2-17.3%	2.56	0.6221	5.320	0.0066	77.43	0.1725
17.1-17.2%	2.55	0.6214	5.311	0.0068	77.22	0.1715
17-17.1%	2.53	0.6207	5.302	0.0069	76.97	0.1705
16.75-17%	2.50	0.6195	5.283	0.0072	76.65	0.1689
16.5-16.75%	2.47	0.6178	5.238	0.0073	76.37	0.1663
16.25-16.5%	2.43	0.6156	5.1809	0.0072	76.321	0.1638
16-16.25%	2.40	0.6131	5.1287	0.0071	76.26	0.1614
15.75-16%	2.36	0.611	5.0904	0.0072	75.94	0.1589
15.5-15.75%	2.32	0.6094	5.04	0.0073	75.65	0.1563

Base Material: p-type mono-crystalline silicon doped with boron

Junction: phosphorous diffused N on P

Front Electrode: Screen-printed, silver paste

Anti-reflecting Coating: Si3N4

Back Surface Filed: Screen-printed aluminum paste

Rear Electrode: Screen-printed, silver paste

Thickness:about 220+20µm